SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No.)


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Westfield Financial, Inc.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
   [X]   No fee required
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         0-11.
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               applies:

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         (2)   Aggregate number of securities to which transaction applies:

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               computed pursuant to Exchange Act Rule 0-11 (Set forth the
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   [ ]   Fee paid previously with preliminary materials.
   [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)   Amount previously paid:

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                      WESTFIELD FINANCIAL, INC. [LOGO]


                                       April 25, 2003


Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Westfield Financial, Inc., the holding company for Westfield Bank, which will be held on May 30, 2003 at 10:00 a.m., Eastern Time, at the Tekoa Country Club, located at 459 Russell Road, Westfield, Massachusetts 01085.

      The attached Notice of Annual Meeting and proxy statement describe the formal business that we will transact at the annual meeting. In addition to the formal items of business, management will report on the operations and activities of Westfield Financial and Westfield Bank, and you will have an opportunity to ask questions.

      The Board of Directors of Westfield Financial has determined that an affirmative vote on each matter to be considered at the annual meeting is in the best interests of Westfield Financial and its shareholders and unanimously recommends a vote "FOR" each of these matters.

      Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting but will assure that your vote is counted if you cannot attend.

      On behalf of the Board of Directors and the employees of Westfield Financial and Westfield Bank, we thank you for your continued support and look forward to seeing you at the annual meeting.

                                      Sincerely yours,

                                      /s/ Donald A. Williams

                                      Donald A. Williams
                                      President and Chief Executive Officer

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        Date:   Friday, May 30, 2003
                        Time:   10:00 a.m., Eastern Time
                        Place:  Tekoa Country Club
                                459 Russell Road
                                Westfield, Massachusetts 01085

      At our 2003 annual meeting, we will ask you to:

      1. Elect the following individuals to serve as a director for a term of office stated next to the individual nominee's name:

            Nominees                Term to Expire
            --------                --------------

            David C. Colton, Jr.         2006

            Mary C. O'Neil               2006

            Donald A. Williams           2006

      2. Ratify Article IX of the Westfield Financial, Inc. 2002 Stock Option Plan ("Option Plan"), allowing for, among other things, acceleration of vesting upon retirement or change in control.

      3. Ratify Article X of the Westfield Financial, Inc. 2002 Recognition and Retention Plan ("RRP"), allowing for, among other things, acceleration of vesting upon retirement or change in control.

      4. Transact any other business as may properly come before the annual meeting.

      You may vote at the annual meeting if you were a shareholder of Westfield Financial at the close of business on April 9, 2003, the record date.

                                      By Order of the Board of Directors,

                                      /s/ Donald A. Williams

                                      Donald A. Williams
                                      President and Chief Executive Officer

Westfield, Massachusetts
April 25, 2003

===========================================================================
You are cordially invited to attend the annual meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the annual meeting.
===========================================================================

                             GENERAL INFORMATION

GENERAL

      Westfield Financial, Inc. is a Massachusetts-chartered stock holding company, which was organized in November 2001. Westfield Financial is registered as a bank holding company with the Federal Reserve Bank of Boston and owns all of the capital stock of Westfield Bank. Westfield Mutual Holding Company owns 53% of the outstanding shares of Westfield Financial's common stock, which is listed on the American Stock Exchange under the symbol "WFD." As used in this proxy statement, "we", "us" and "our" refer to Westfield Financial and/or its subsidiaries, depending on the context. The term "annual meeting," as used in this proxy statement, includes any adjournment or postponement of such meeting.

      We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the annual meeting. This process is described below in the section entitled "Voting Rights."

      We began mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy card on or about April 25, 2003 to all shareholders entitled to vote. If you owned common stock of Westfield Financial at the close of business on April 9, 2003, the record date, you are entitled to vote at the annual meeting. On the record date, there were 10,580,000 shares of common stock outstanding.

QUORUM

      A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the annual meeting.

VOTING RIGHTS

      You are entitled to one vote at the annual meeting for each share of the common stock of Westfield Financial that you owned as of the record date at the close of business on April 9, 2003. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

      You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares "for" each of the proposals identified in the Notice of Annual Meeting.

      If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than those listed in the Notice of Annual Meeting.

VOTE BY WESTFIELD MUTUAL HOLDING COMPANY

      Westfield Mutual Holding Company owns 53% of the outstanding shares of Westfield Financial's common stock. All shares of Westfield Financial owned by Westfield Mutual Holding Company will be voted in accordance with the instructions of the Board of Trustees of Westfield Mutual Holding Company. Westfield Mutual Holding Company is expected to vote "For" each of the proposals identified in the Notice of Annual Meeting for which it is entitled to vote.

VOTE REQUIRED

Proposal 1: Election of      The nominees for director who receive the most
Three Directors              votes will be elected.  So, if you do not vote
                             for a nominee, or you indicate "withhold authority" for any nominee on your proxy card, your vote will not count "for" or "against" the nominee. You may not vote your shares cumulatively for the election of directors.
                             Because Westfield Mutual Holding Company owns more than 50% of Westfield Financial's outstanding shares, we expect that Westfield
                             Mutual Holding Company will control the
                             outcome of the vote on this proposal.

Proposals 2 & 3: Approval    Approval of Proposal 2 and Proposal 3 requires
of Article IX of the 2002    the affirmative vote of a majority of the
Stock Option Plan and        outstanding shares of Westfield Financial's
Article X of the 2002        common stock that is not held by Westfield
Recognition and Retention    Mutual Holding Company.  Under this standard,
Plan                         if you "abstain" from voting, it has the same
                             effect as if you voted "against" these
                             proposals.

EFFECT OF BROKER NON-VOTES

      If your broker holds shares that you own in "street name," the broker may vote your shares on the proposals listed above even if the broker does not receive instructions from you. If your broker does not vote on a proposal, this will constitute a "broker non-vote." Here is the effect of a "broker non-vote."

      * Proposal 1: Election of Three Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.

      * Proposals 2 & 3: Approval of Article IX of the 2002 Stock Option Plan and Article X of the 2002 Recognition and Retention Plan. A broker non-vote with respect to either of these proposals will be treated the same as a vote "against" the proposal.

CONFIDENTIAL VOTING POLICY

      Westfield Financial maintains a policy of keeping shareholder votes confidential. We only let our Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

REVOKING YOUR PROXY

      You may revoke your grant of proxy at any time before it is voted by:

      *     filing a written revocation of the proxy with the Clerk;

      *     submitting a signed proxy card bearing a later date; or

      * attending and voting in person at the annual meeting, but you also must file a written revocation with the Clerk of the annual meeting prior to the voting.

      If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of shares of Westfield Financial.

SOLICITATION OF PROXIES

      Westfield Financial will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of Westfield Financial and Westfield Bank may solicit proxies by mail, telephone and other forms of communication. Westfield Financial has also hired Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $5,000, plus reimbursement of out of pocket expenses.

      We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

      Our directors, officers and employees have been granted stock options under the Westfield Financial, Inc. 2002 Stock Option Plan and restricted stock awards under the Westfield Financial, Inc. 2002 Recognition and Retention Plan. Amendments to these plans are being presented for shareholder approval in Proposal 2 and Proposal 3, respectively. As a result, our directors, officers and employees have a personal interest in the outcome of the vote on those proposals.

OBTAINING AN ANNUAL REPORT ON FORM 10-K

      If you would like a copy of our Annual Report on Form 10-K and audited financials for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission ("SEC"), we will send you one (without exhibits) free of charge. Please write to Philip R. Smith, Clerk, Westfield Financial, Inc., 141 Elm Street, Westfield, MA 01085.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of Westfield Financial.

      The following table contains common stock ownership information for persons known to Westfield Financial to "beneficially own" 5% or more of Westfield Financial's common stock as of April 9, 2003. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares which an individual has the right to acquire within 60 days (such as stock options) after April 9, 2003. Two or more persons may be considered the beneficial owner of the same shares. Westfield Financial obtained the information provided in the following table from filings with the SEC and from Westfield Financial.


                                  Name and Address of          Amount and Nature of
    Title of Class                 Beneficial Owner            Beneficial Ownership    Percent
    --------------                -------------------          --------------------    -------

Common Stock, par value    Westfield Mutual Holding Company        5,607,400(1)         53.0%
 $0.01 per share           141 Elm Street
                           Westfield, MA 01581

--------------------
<F1>  As reported by Westfield Mutual Holding Company in a Schedule 13D
      dated January 7, 2002, which reported sole voting and dispositive power over 5,607,400 shares.

Security Ownership of Management.

      The following table shows the number of shares of Westfield Financial's common stock beneficially owned by each director, each executive officer appearing in the "Summary Compensation Table," and all directors and executive officers of Westfield Financial as a group, as of March 20, 2003. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.


                                                               Amount and Nature of
                                     Position with                  Beneficial          Percent of Common
          Name                    Westfield Financial          Ownership(1)(2)(3)(4)    Stock Outstanding
          ----                    -------------------          ---------------------    -----------------

Victor J. Carra              Executive Vice President and            52,318(5)                  *
                             Director
David C. Colton, Jr.         Director                                 7,443(6)                  *
Robert T. Crowley, Jr.       Director                                 7,500(7)                  *
James C. Hagan               Vice President and                      11,445                     *
                             Chief Lending Officer
Thomas J. Howard             Director                                 5,500(8)                  *
Michael J. Janosco, Jr.      Chief Financial Officer                 62,864(9)                  *
                             and Treasurer
Rebecca S. Kozaczka          Vice President and Residential           9,722                     *
                             Loan Officer
Harry C. Lane                Director                                 5,000                     *
William H. McClure           Director                                 8,000(10)                 *
Mary C. O'Neil               Director                                 6,000(11)                 *
Richard C. Placek            Director                                10,000(12)                 *
Paul R. Pohl                 Director                                14,996(13)                 *
Charles E. Sullivan          Director                                12,000(14)                 *
Thomas C. Sullivan           Director                                35,000                     *
Donald A. Williams           President, Chief Executive              80,512(15)                 *
                             Officer and Director
Other Executive Officers                                            376,780(16)               3.61%
 and ESOP
All Executive Officers                                              705,080(16)               6.93%
 and Directors as a Group
 (16 Persons)

                              (Footnotes to the table are on the next page)




--------------------
* Less than one percent of the total outstanding shares of common stock.
<F1>  See "Principal Shareholders of Westfield Financial" for definition of
      "beneficial ownership."
<F2>  Based on a total of 10,580,000 shares of Westfield Financial's Common
      Stock outstanding as of December 31, 2002.
<F3>  Includes invested shares of restricted stock awards held in trust as part of the Westfield Financial, Inc. 2001Stock-Based Incentive Plan, with respect to which the beneficial owner has voting but not investment power as follows: Messrs. Colton, Crowley, Howard, Lane, McClure, Placek, Pohl, C. Sullivan, T. Sullivan and Ms. O'Neil each - 5,000 shares; Mr. Williams - 49,000 shares; Mr. Carra and Mr. Janosco
      - 29,400 shares; Mr. Hagan - 10,000 shares and Ms. Kozaczka - 8,500 shares.
<F4>  Includes shares allocated to the account of the individuals under the
      Westfield Financial, Inc. Employee Stock Ownership Plan with respect to each individual has voting but not investment powers as follows:
      Mr. Williams - 512 shares; Mr. Carra - 428 shares; Mr. Janosco - 464 shares; Mr. Hagan - 335 shares; and Ms. Kozaczka - 260 shares. Includes shares held in trust in Westfield Bank 401(k) Plan as to which each participant has investment but not voting powers: Mr. Carra - 13,370 shares; Mr. Hagan - 1,110 shares; Ms. Kozaczka - 962 shares.
<F5>  Includes 690 shares held in an individual retirement account ("IRA")
      for the benefit of Mr. Carra's spouse, 830 shares held in an IRA for the benefit of Mr. Carra, and 7,600 shares held jointly with Mr. Carra's spouse.
<F6>  Includes 1,272 shares held in an IRA for the benefit of Mr. Colton's spouse, 671 shares held in an IRA for the benefit of Mr. Colton, and 500 shares held jointly with Mr. Colton's spouse.
<F7>  Includes 2,500 shares held jointly with Mr. Crowley's spouse.
<F8>  Includes 500 shares held by the Thomas J. Howard Revocable trust for which Mr. Howard and his spouse serve as trustees.
<F9>  Includes 20,279 shares held jointly with Mr. Janosco's spouse, and
      12,721 shares held in an IRA for the benefit of Mr. Janosco.
<F10> Includes 3,000 shares held jointly with Mr. McClure's spouse.
<F11> Includes 1,000 shares held jointly with Ms. O'Neil's spouse.
<F12> Includes 2,500 shares held by Mr. Placek's spouse.
<F13> Includes 9,996 shares held jointly with Mr. Pohl's spouse.
<F14> Includes 3,000 shares held in an IRA for the benefit of Mr. Sullivan.
<F15> Includes 20,700 shares held jointly with Mr. Williams' spouse, 5,100 shares held in an IRA for the benefit of Mr. Williams, and 5,200 shares held in an IRA for the benefit of Mr. Williams' spouse.
<F16> The figures shown for each of the executive officers named in the table do not include 366,890 shares held in trust pursuant to the ESOP that have not been allocated as of December 31, 2001 to any individual's account and as to which each of the executive officers named in the table share voting powers with the other ESOP participants. The figure shown for all directors and executive officers as a group includes 366,890 as to which members of Westfield Financial's Compensation Committee (consisting of Messrs. Lane, Pohl, Thomas C. Sullivan and Williams) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such member to be deemed a beneficial owner of such shares.
      Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. See "Benefit Plans-Employee Stock Ownership Plan".

                DISCUSSION OF PROPOSALS RECOMMENDED BY BOARD

             --------------------------------------------------
                                 PROPOSAL 1

                            ELECTION OF DIRECTORS

             --------------------------------------------------

General


      Nominees                Term to Expire
      --------                --------------

      David C. Colton, Jr.         2006

      Mary C. O'Neil               2006

      Donald A. Williams           2006

      All three nominees are currently serving on Westfield Financial's Board of Directors. If you elect all the nominees listed above, they will hold office until the annual meeting in 2006 or until their successors have been elected and qualified.

      We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

===========================================================================
The Board of Directors unanimously recommends a vote "For" all of the nominees for election as directors.
===========================================================================

Nominees and Continuing Directors


                                     Term         Position(s) Held with      Director
       Nominees           Age(1)    Expires        Westfield Financial       Since(2)
       --------           ------    -------       ---------------------      --------

David C. Colton, Jr.        59       2003               Director               1980

Mary C. O'Neil              67       2003               Director               1994

Donald A. Williams          58       2003      President, Chief Executive      1983
                                               Officer and Director





                                     Term         Position(s) Held with      Director
Continuing Directors      Age(1)    Expires        Westfield Financial       Since(2)
--------------------      ------    -------       ---------------------      --------

Victor J. Carra           62         2004       Executive Vice President       1995
                                                      and Director

Robert T. Crowley, Jr.    54         2005               Director               1999

Thomas J. Howard          70         2004               Director               1979

Harry C. Lane             64         2005               Director               1978

William H. McClure        67         2005               Director               1996

Richard C. Placek         63         2004               Director               1979

Paul R. Pohl              61         2005               Director               1999

Charles E. Sullivan       59         2004               Director               1992

Thomas C. Sullivan        69         2004               Director               1989

--------------------
<F1>  At December 31, 2002.
<F2>  Includes terms served on the Board of Directors of Westfield Bank.
      All members of the current Board of Directors of Westfield Financial have served as directors since the company's inception in 2001.

Biographical Information

      The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.

Nominees

      David C. Colton, Jr. is the owner and operator of The Colton Agency, Inc., an insurance agency located in Westfield, Massachusetts. Mr. Colton has served in these capacities since 1966.

      Mary C. O'Neil is the Director of Development and Marketing at Noble Health Systems, located in Westfield, Massachusetts. Ms. O'Neil has held this position since 1993. Prior to that, she served as President of T.L. O'Neil Insurance Agency, Inc.

      Donald A. Williams has served as President of Westfield Bank since 1983 and Chief Executive Officer of Westfield Bank since 1987. Mr. Williams has served in such capacities with Westfield Financial since its inception in 2001.

Continuing Directors

      Victor J. Carra has served as the Executive Vice President of Westfield Bank since 1998 and Westfield Financial since its inception in 2001. Since 1975, Mr. Carra has served in various capacities during his employment with Westfield Bank.

      Robert T. Crowley, Jr. is a Certified Public Accountant and a partner in the accounting firm of Downey, Sweeney, Fitzgerald & Co., P.C. The firm provides services in tax, accounting and auditing services to the public. Mr. Crowley has been a partner with this firm since 1980 and a Certified Public Accountant since 1979.

      Thomas J. Howard retired from Westfield Bank in 1994 after having served as an Assistant Treasurer, Treasurer, Vice President and Executive Vice President during his employment with Westfield Bank since 1964. Since his retirement in 1994, Mr. Howard has served as a corporator and trustee of Westfield Mutual Holding Company and a director of Westfield Bank. He has served as a director of Westfield Financial since its inception in 2001. He has continued to follow economic developments and banking trends in the industry.

      Harry C. Lane is the President of John S. Lane & Son, Inc., a quarry and asphalt company located in Westfield, Massachusetts, incorporated in 1904. Mr. Lane has served in this capacity since 1986.

      William H. McClure is the President of the McClure Insurance Agency, Inc., a position he has held since December 1993. He is an owner of 51% of this insurance agency which sells and services fire, casualty, life and health insurance. He is also an owner of 103 Van Deene Realty Trust which is made up of a building located at that same address. He is not affiliated with any company or property which the bank owns.

      Richard C. Placek is the President of Commercial Distributing Company, located in Westfield Massachusetts. Mr. Placek has held this position since 1985. Prior to that, he served as General Manager.

      Paul R. Pohl has served as the President and Owner of Chemi-Graphic, Inc., a name plate manufacturing company located in Ludlow, Massachusetts. Mr. Pohl has served in this capacity since 1964.

      Charles E. Sullivan is the President of Charles E. Sullivan C.P.A., Inc., a public accounting firm located in West Springfield, Massachusetts. Mr. Sullivan has served in this capacity since 1979.

      Thomas C. Sullivan is retired and was formerly the President and Chief Operating Officer of Sullivan Paper Co., Inc., located in West Springfield, Massachusetts. He retired from this position in 1998. Mr. Sullivan presently serves as a director of Sullivan Paper Co., Inc., a position he has held since 1959. He also serves as President and Director of Patriot Realty, located in Appleton, Wisconsin and is the Vice President and Director of George Sullivan Realty, a realty company located in West Springfield, Massachusetts. Mr. Sullivan has served in these capacities since 1994 and 1970, respectively.

Executive Officers Who are Not Directors

      James C. Hagan, age 41, has served as Vice President and Commercial Loan Department Manager of Westfield Bank since 1998. From 1994 through 1998, Mr. Hagan was a Commercial Loan Officer at Westfield Bank.

      Michael J. Janosco, Jr., age 56, has served as the Chief Financial Officer and Treasurer of Westfield Bank since 1999 and of Westfield Financial since its inception in 2001. Mr. Janosco was previously a partner at KPMG Peat Marwick until his retirement in 1994. From 1994 to 1997, he served as the Chief Financial Officer and Treasurer of Primary Bank, located in Peterborough, New Hampshire. From October 1997 to March 1999, he was a consultant to various banks.

      Rebecca S. Kozaczka, age 52, has served as Vice President and Residential Loan Officer at Westfield Bank since 1989. She worked as a Mortgage Loan Officer and Assistant Vice President since 1985.

      Deborah J. McCarthy, age 43, has served as Vice President since 2000. She is the Manager of the Operations and Information Systems departments. She has worked for Westfield Bank in numerous capacities since 1979.

           INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Meetings and Committees of the Board of Directors

      Westfield Financial's Board of Directors currently consists of twelve members. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Westfield Financial. Westfield Financial's executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the board which are held on a monthly basis. Our directors also discuss business and other matters with key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

      The Board of Directors of Westfield Financial held four (4) regular meetings during the fiscal year ended December 31, 2002. The Board of Directors of Westfield Bank held fourteen (14) meetings during the fiscal year ended December 31, 2002. Each incumbent director attended at least 75% of the meetings of the Board of Directors, plus meetings of committees on which that particular director served during this period.

Committees of the Board

      The Board of Directors of Westfield Financial has established the following committees:


Executive          The Executive Committee exercises the powers of the Board of Directors
Committee          between board meetings.  The Executive Committee consists of directors Colton,
                   Lane, O'Neil, C. Sullivan and Williams.  The Executive Committee of Westfield
                   Financial met four times during the 2002 fiscal year; however, the Executive
                   Committee of Westfield Bank, which serves the same functions and has the identical make-up, met fifty (50) times during the 2002 fiscal year.

Audit Committee    The Audit Committee is chaired by Director Placek, with Directors Crowley and
                   McClure as members.  The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our outside auditors and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors.  The committee will also review and approve all transactions with affiliated parties.  The board of directors of the Company have adopted a written charter for the Audit Committee.  All members of the Audit Committee are independent directors as defined under The American Stock Exchange listing standards.  Westfield Financial believes that Mr. Crowley qualifies as an Audit
                   Committee Financial Expert as that term is defined by SEC regulations.  The committee of Westfield Financial met six times in the 2002 fiscal year.

Compensation       The Compensation Committee provides advice and recommendation to the Board
Committee          of Directors in the areas of employee salaries and benefit programs.  The
                   Compensation Committee consists of directors Lane, Pohl, T. Sullivan and
                   Williams with Director Lane serving as Chairperson of the committee.  The
                   Compensation Committee of Westfield Financial met four times during the 2002 fiscal year.




Nominating/        The Nominating Committee recommends nominees for election as directors and
Corporate          reviews if any shareholder nominations comply with the notice procedures set
Governance         forth in Westfield Financial's Bylaws.  Westfield Financial's Bylaws set forth a
Committee          procedure for shareholders to nominate directors by notifying the Clerk of
                   Westfield Financial in writing and meeting other requirements set forth in the
                   Bylaws.  During 2002, the Executive Committee acted as the Nominating
                   Committee.  As of the date of this proxy statement, a formal Nominating
                   Committee comprised solely of independent directors has been established.
                   Directors Colton, Lane, O'Neil and Sullivan serve on this committee.  The
                   Nominating Committee met one time in the 2002 fiscal year.

AUDIT COMMITTEE REPORT

      The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). Pursuant to such rules and regulations, this report shall not be deemed "soliciting materials," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

      During the 2002 fiscal year, the Audit Committee of Westfield Financial met six times. The Audit Committee's membership was comprised of Directors Crowley, McClure and Placek with Placek serving as Chairperson. Westfield Financial believes that Mr. Crowley qualifies as an Audit Committee Financial Expert as that term is defined by SEC regulations.

      Each member of Westfield Financial's Audit Committee is independent as defined under the American Stock Exchange listing standards. Westfield Financial's Audit Committee operates under a written charter approved by the Board.

      Westfield Financial's Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments. The primary duties and responsibilities of the Audit Committee are to: (1) oversee and monitor the financial reporting process and internal control system; (2) review and evaluate the audit performed by outside auditors and report any substantive issues found during the audit to the Board; (3) appoint, compensate and oversee the work of the independent auditors; (4) review and approve all transactions with affiliated parties; and (5) provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department, and the Board.

      Westfield Financial's Audit Committee has reviewed and discussed the audited financial statements of Westfield Financial for the fiscal year ended December 31, 2002 with management and Deloitte & Touche LLP, Westfield Financial's independent auditors. Westfield Financial's Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with Deloitte & Touche LLP.

      During the fiscal year ended December 31, 2002, Westfield Bank retained and paid Deloitte & Touche LLP to provide audit and other services as follows:


      Audit Fees                                                            $161,000

      All Other Fees (primarily initial public offering and tax matters)    $124,000

      Westfield Financial's Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (entitled "Independence Discussions with Audit Committees"), has discussed the independence of Deloitte &

Touche LLP and considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the auditor's independence.

      Based on the review and discussions noted above, Westfield
Financial's Audit Committee recommended to the Board that Westfield Financial's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      A representative of Deloitte & Touche LLP is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if she or he so desires.

                                       Westfield Financial, Inc.
                                       Audit Committee

                                       Richard C. Placek, Chairperson
                                       Robert T. Crowley, Jr.
                                       William H. McClure

DIRECTOR COMPENSATION

      Meeting Fees. The members of the board of directors of Westfield Financial are identical to that of Westfield Bank. To date, Westfield Bank has compensated its directors for their services to the bank. Westfield Financial has not paid any additional compensation to its directors for their additional services to the holding company. Westfield Financial expects to continue this practice until there is a business reason to establish separate compensation fees.

      Westfield Bank's practice has been to pay a fee of $700 to each of its non-employee directors for attendance at each board meeting. In addition, each member of the Executive Committee received $1,733 per month for attendance at meetings, each member of the Audit Committee received $400 for each meeting the member attended and each member of the Compensation Committee received $200 for each meeting the member attended. Westfield Bank paid fees totaling $194,000 to its non-employee directors for the year ended December 31, 2002.

      Directors' Deferred Compensation Plan. Westfield Bank has established the Westfield Bank Directors' Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees received from Westfield Financial and Westfield Bank. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by Westfield Bank during the year or according to the investment return of other assets as may be selected by the Compensation Committee of Westfield Bank. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a change in control of Westfield Financial or Westfield Bank (as those terms are defined in the Deferred Compensation
Plan).

EXECUTIVE OFFICER COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is composed of Directors Lane, Pohl, Thomas C. Sullivan, and Williams with Director Lane serving as the Chairperson of the Committee. None of the members of the Compensation Committee, except Mr. Williams, were officers or employees of Westfield Financial or its subsidiaries during 2002 or in prior years. For 2003, the Compensation Committee is composed of Directors Lane, Pohl and Thomas C. Sullivan with Director Lane serving as Chairperson of the Committee.

      The following Report of Westfield Financial's Compensation Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report shall not be deemed "soliciting material," filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Compensation Committee Report on Executive Compensation

      On December 27, 2001, Westfield Financial, Inc. became the holding company for Westfield Bank upon completion of a corporate reorganization of Westfield Mutual Holding Company and related initial stock offering by Westfield Financial.

      The Compensation Committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. Compensation of the President and Chief Executive Officer and other executive officers of Westfield Bank for the fiscal year ended 2002 was paid by Westfield Bank and determined by the Board of Directors.

      The committee reviews the compensation and benefits programs for all executive officers on an annual basis. Mr. Williams did not participate in the committee's decisions regarding his own compensation review and recommendation in 2002 or in prior years.

      The committee strives to provide a compensation program that assures both the motivation and retention of the executive officers, proper alignment with the financial interests of Westfield Financial's stockholders, and competitiveness with the external marketplace. To this end, the committee reviewed the compensation practices of a peer group of companies with similar size and business mix to that of Westfield Bank in order to develop recommendations for Westfield Bank's executive officers.

      Westfield Bank's compensation program for executive officers consists of: base salary, annual bonuses and long-term incentive awards. These elements are intended to provide an overall compensation package that is commensurate with Westfield Bank's financial resources, that is appropriate to assure that retention of experienced management personnel, and that aligns their financial interests with those of Westfield Financial's shareholders.

Base Salaries

      Salary levels recommended by the committee are intended to be competitive with salary levels of the companies in Westfield Bank's peer groups, commensurate with the executive officers' respective duties and responsibilities, and reflect the financial performance of Westfield Bank.

Stock Options

      Westfield Financial has implemented the 2002 Stock Option Plan under which executive officers, employees, and directors are eligible to receive awards. The Compensation Committee has determined stock option grants based on the financial performance achieved by Westfield Bank, and the level of long-term incentive awards made by companies in the peer group.
As of the fiscal year ended December 31, 2002, 448,000 options were granted to eligible executive officers, employees and directors.

Recognition and Retention Plan

      Westfield Financial has implemented the 2002 Recognition and Retention Plan under which executive officers, employees, and directors are eligible to receive restricted stock awards. The Compensation Committee has determined restricted stock awards based on the financial performance achieved by Westfield Bank, and the level of long-term incentive awards made by companies in the peer group. As of the fiscal year ended December 31, 2002, 189,800 restricted stock awards were granted to eligible executive officers, employees and directors.

Chief Executive Officer

      The Compensation Committee recognizes the significant additional efforts required of the President and Chief Executive Officer in bringing about Westfield Financial's initial public offering.

      Based on the foregoing criteria discussed above, for fiscal year ended December 31, 2002, Mr. Williams' base salary was $307,930 and he was awarded a bonus of $15,256. He was also eligible to participate in the 2002 Stock Option Plan and the 2002 Recognition and Retention Plan. During fiscal 2002, Mr. Williams was awarded 120,000 options under the 2002 Stock Option Plan and 49,000 shares under the 2002 Recognition and Retention Plan.

                                       Westfield Financial, Inc.
                                       Compensation Committee

                                       Harry C. Lane, Chairperson
                                       Paul R. Pohl
                                       Thomas C. Sullivan
                                       Donald A. Williams

Compensation Committee Interlocks and Insider Participation.

      Except for Mr. Williams, who recused himself from discussions regarding his compensation, none of the executive officers of Westfield Financial served as a member of another entity's Board of Directors or as a member of the Compensation Committee (or other board committee performing equivalent functions) during 2002, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Westfield Financial. There are no interlocking relationships between Westfield Financial and other entities that might affect the determination of the compensation of our executive officers.

PERFORMANCE GRAPH

      The following graph compares Westfield Financial, Inc.'s total cumulative shareholder return by an investor who invested $100.00 on December 28, 2001, the date following Westfield Financial, Inc.'s conversion, to September 30, 2002, to the total return by an investor who invested $100.00 in each of the Russell 2000 Index and the Nasdaq Bank Index for the same period.


                               Cumulative Total Return
                             ----------------------------
                             12/28/01    12/01     12/02
                             --------    -----     -----

Westfield Financial, Inc.     100.00     100.22    116.97

Russell 2000                  100.00      98.96     78.69

Nasdaq Bank                   100.00      99.31    101.53

SUMMARY COMPENSATION TABLE

      Summary Compensation Table. The following table provides information about the compensation paid for 2002 to Westfield Financial's and Westfield Bank's President and Chief Executive Officer and to the four other most highly compensated executive officers whose salary and bonus for 2002 was at least $100,000.


                                                                                     Long Term
                                                                                    Compensation
                                               Annual Compensation                     Awards
                                      -------------------------------------    ---------------------
                                                                   Other       Restricted
   Name and Principal                                             Annual         Stock                   All Other
Positions with Westfield                                       Compensation      Awards      Options    Compensation
       Financial              Year    Salary($)    Bonus($)       ($)(1)         ($)(2)      (#)(3)        ($)(4)
------------------------      ----    ---------    --------    ------------    ----------    -------    ------------

Donald A. Williams,           2002     307,930      15,256          -           705,110      120,000       146,629
  President and Chief         2001     290,498      43,575          -                 -            -       113,516
  Executive Officer           2000     267,616      40,234          -                 -            -       106,041

Michael J. Janosco, Jr.,      2002     165,555       8,366          -           423,066       72,000        13,916
  Chief Financial Officer     2001     152,100      22,815          -                 -            -         7,173
  and Treasurer               2000     139,000      20,850          -                 -            -         4,344

Victor J. Carra,              2002     156,338       7,817          -           423,066       72,000        42,621
  Executive Vice President    2001     142,116      21,317          -                 -            -        43,282
                              2000     128,741      19,584          -                 -            -        40,236

James C. Hagan,               2002     124,670       6,234          -           143,900       12,000         9,824
  Vice President              2001     113,334      17,000          -                 -            -         3,772
                              2000      95,764      14,365          -                 -            -         2,938

Rebecca S. Kozaczka,          2002      96,616       4,831          -           122,315        9,000         7,807
  Vice President              2001      92,014      13,802          -                 -            -         3,784
                              2000      89,147      13,372          -                 -            -         3,570

--------------------
<F1>  Westfield Bank provides its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management of the Bank believes that the aggregate value of these benefits for 2002 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him or her in the Summary Compensation Table.
<F2>  Pursuant to the Westfield Financial, Inc. 2000 Recognition and
      Retention Plan, Mr. Williams, Mr. Janosco, Jr., Mr. Carra, Mr. Hagan and Ms. Kozaczka were granted 49,000, 29,400, 29,400, 10,000 and
      8,500 shares of restricted stock, respectively, effective July 26, 2002. These awards vest in 20% increments each year. Dividends attributed to such awards are distributed to participants from the custodial account holding shares under the Recognition and Retention Plan. The dollar amount shown above is based on the fair market value of a share of common stock on July 26, 2002, which was $14.39 per share. The value of aggregate restricted stock awards as of December 31, 2002 was $759,500, $455,700, $455,700, $155,000 and
      $131,750 for each of Messrs. Williams, Janosco, Carra, Hagan and Ms. Kozaczka, respectively. Accelerated vesting occurs in the case of death or disability and, if Proposal 3 is approved, upon retirement or a change in control.
<F3>  Represents shares of common stock as to which the named individual has the right to acquire beneficial ownership pursuant to the exercise of stock options. Such options were granted on July 26, 2002 pursuant to the Westfield Financial, Inc. 2002 Stock Option Plan, and vest in 20% increments each year. Accelerated vesting occurs in the case of death or disability and, if Proposal 2 is approved, upon retirement or a change of control.
<F4>  Includes the following components for fiscal 2002, 2001 and 2000, respectively: (1) employer matching contributions to the Westfield Bank 401(k) Plan: Mr. Williams, $6,000, $5,100 and $5,100; Mr.
      Janosco, $5,191, $4,563 and $3,210; Mr. Carra, $4,786, $4,264 and
      $3,873; Mr. Hagan, $3,740, $3,400 and $2,665; and Ms. Kozaczka,
      $2,899, $2,761 and $2,675; (2) the dollar value of premium payments for life insurance coverage provided by Westfield Bank: Mr. Williams, $1,824, $4,428 and $3,964; Mr. Janosco, $1,573, $2,610 and $1,850;
      Mr. Carra, $1,469, $3,230 and $2,997; Mr. Hagan, $1,171, $372 and
      $273; and Ms. Kozaczka, $896, $1,023 and $895; and (3) amounts accrued under deferred compensation agreements: Mr. Williams, $122,897, $103,988 and $96,977 and Mr. Carra, $27,876, $35,788 and
      $33,366. Also includes the following components for fiscal 2002: (1) the value of allocations under the ESOP: Mr. Williams, $7,938; Mr. Janosco, Jr., $7,199; Mr. Carra, $6,641; Mr. Hagan, $5,195; and Ms.
      Kozaczka, $4,026; and (2) the value accrued under the Benefit Restoration Plan: Mr. Williams, $7,970.

Employment Agreements

      Westfield Financial and Westfield Bank have jointly entered into employment agreements with Mr. Donald A. Williams to secure his services as President and Chief Executive Officer, Mr. Victor J. Carra to secure his services as Executive Vice President, and Mr. Michael J. Janosco, Jr., to secure his services as Chief Financial Officer. For purposes of Westfield Financial's obligations, the employment agreements have rolling three-year terms beginning on January 1, 2002, which by decision of the executive or joint decision of Westfield Financial and Westfield Bank may be converted to a fixed three-year term. For purposes of Westfield Bank's obligations the employment agreements have fixed terms of three years beginning on January 1, 2002, and may be renewed annually after a review of the executive's performance. These agreements provide for minimum annual salaries of $307,930, $156,338 and $165,555, respectively, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. Westfield Financial and Westfield Bank may terminate each executive's employment, and each executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive's principal place of employment to a location over 25 miles in distance from Westfield Bank's principal office in Westfield, Massachusetts and over 25 miles from the executive's principal residence; or other material breach of contract by Westfield Financial or Westfield Bank which is not cured within 30 days. For 60 days after a change in control, each executive may resign for any reason and collect severance benefits as if he or she had been discharged without cause. The employment agreements also provide uninsured death and disability benefits. If Westfield Financial or Westfield Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, Westfield Financial would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he or she would have retained if there were no 20% excise tax. The effect of this provision is that Westfield Financial, rather than the executive, bears the financial cost of the excise tax. Neither Westfield Financial nor Westfield Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

Change of Control Agreements

      Westfield Bank and Westfield Financial have jointly entered into one-year change of control agreements with three vice presidents, James C. Hagan, Rebecca S. Kozaczka and Deborah J. McCarthy. The term of these agreements is perpetual until Westfield Bank gives notice of non-extension, at which time the term is fixed for one year. Generally, Westfield Bank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Westfield Bank or Westfield Financial signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional one year. Westfield Bank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from Westfield Bank's principal office on the day before the change of control and over 25 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits. If Westfield Bank or Westfield Financial experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non- deductible by Westfield Bank and Westfield Financial for federal income tax purposes. The change of control agreements do not provide a tax indemnity.

BENEFIT PLANS

      Pension Plan. Westfield Bank maintains a pension plan for its eligible employees. Generally, employees of Westfield Bank begin participation in the pension plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants in the pension plan become vested in their accrued benefit under the pension plan upon the earlier of the: (1) attainment of their "normal retirement age" (as described in the pension plan) while employed at Westfield Bank; (2) completion of five vesting years of service with Westfield Bank; or (3) death or disability of the participant. Participants are generally credited with a vesting year of service for each year in which they complete at least 1,000 hours of service. A participant's normal benefit under the pension plan equals the sum of (1) 1.25% of the participant's average compensation (generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average) by the number of years of service the participant has under the plan up to 25 years of service, plus (2) 0.6% of the excess of the participant's average compensation over the participant's covered compensation (the social security taxable wage base for the 35 years ending in the year the participant becomes eligible for non-reduced social security benefits) for each year of service under the plan up to 25 years of service. Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or at age 50 with 15 years of service under the plan and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by Westfield Bank, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant's accrued benefit in the plan.

      The following table indicates the annual employer-provided retirement benefits that would be payable under the pension plan upon retirement at age 65 to a participant electing to receive his pension benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service. Under the Internal Revenue Code, maximum annual benefits under the pension plan are limited to $160,000 per year and annual compensation for benefit calculation purposes is limited to $200,000 per year for the 2002 calendar year.


                                    Years of Service
      Average Annual    ----------------------------------------
       Compensation        10         15         20         25
      --------------       --         --         --         --

         $ 20,000       $ 2,500    $ 3,750    $ 5,000    $ 6,250
           40,000         5,033      7,550     10,067     12,583
           60,000         8,733     13,100     17,467     21,833
           80,000        12,433     18,650     24,867     31,083
          100,000        16,133     24,200     32,267     40,333
          120,000        19,833     29,750     39,667     49,583
          125,000        20,758     31,138     41,517     51,896
          140,000        23,533     35,300     47,067     58,833
          150,000        25,383     38,075     50,767     63,458
          175,000        30,008     45,013     60,017     75,021
          200,000        34,633     51,950     69,267     86,583

      The benefits listed on the table above for the pension plan are not subject to a reduction for Social Security benefits or any other offset amount. As of December 31, 2002, Messrs. Williams, Janosco, Carra, Hagan and Ms. Kozaczka had 29, 3, 26, 7 and 12 years of service, respectively, for purposes of the pension plan.

      401(k) Plan. Westfield Bank has adopted the SBERA 401(k) Plan, a tax-qualified defined contribution plan, for substantially all employees of Westfield Bank who have attained age 21 and completed at least three months of service. Eligible employees may contribute from 1% to 15% of annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code (for 2002 the limit was $11,000). Westfield Bank makes a matching contribution to the plan equal to 50% of the first six percent of annual compensation contributed to the plan on a pre-tax basis by a participant after such participant has completed one year of service. This plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account. One permitted investment is the common stock of Westfield Financial.

      Employee Stock Ownership Plan (ESOP). This plan is a tax-qualified plan that covers substantially all employees who have completed 1,000 hours of service in a 12 month period and attained age 21. The ESOP took effect at the completion of the reorganization. Westfield Financial has lent this plan enough money to purchase up to 8% of the shares of the total number of shares held by persons other than Westfield Mutual Holding Company. The plan intends to purchase all of these shares in private transactions or on the open market from time to time to the extent that shares are available for purchase on reasonable terms. Although contributions to this plan will be discretionary, Westfield Bank intends to contribute enough money each year to make the required principal and interest payments on the loan from Westfield Financial. This loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account. The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2002 through 2032. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant's compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year, subject to certain legal limitations imposed on tax qualified plans. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted by the plan trustee in a way that mirrors the votes which participants cast for shares in their individual accounts. This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

      Benefit Restoration Plan. Westfield Financial has also established the Benefit Restoration Plan of Westfield Financial in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the ESOP's benefit formula as well as the 401(k) Plan's benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the ESOP due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the ESOP's loan, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loan. The restorative payments also consist of amounts unable to be provided under the 401(k) Plan due to certain legal limitations imposed on tax-qualified plans.

      Deferred Compensation Agreements. Westfield Bank has also entered into deferred compensation agreements with each of Donald A. Williams and Victor J. Carra. Under these agreements, each executive is guaranteed monthly payments equal to 70% of his monthly salary after retirement for the remainder of the executive's life or 240 months, whichever is greater. The amounts of these payments is reduced by any payments received from the pension plan and are also reduced by Social Security payments attributable to contributions made by Westfield Bank. These agreements also provide for payments upon the death or disability of the executive that are equal in amount to the payments that would have been payable to the executive upon retirement with such payments being made for a period of 120 months.

      2002 Stock Option Plan. The Westfield Financial, Inc. 2002 Stock Option Plan was adopted by our Board of Directors and approved by our shareholders. Article IX of the Option Plan which allows for acceleration of vesting upon retirement of the option holder or a change in control of Westfield Financial, Inc., terms that are defined in the plans, is subject to the approval of our shareholders at this Annual Meeting. For information on this proposal, please see "Proposal 2."

      The following table summarizes the grants of options that were made to the named executive officers pursuant to the Option Plan during fiscal 2002. The Option Plan does not provide for the grant of stock appreciation rights.


                                    Option/SAR Grants in Fiscal Year 2002(1)
                                               Individual Grants
----------------------------------------------------------------------------------------------------------------
                           Securities     Percent of
                           Underlying    Options/SARs    Exercise
                            Options/      Granted to      or Base                  Potential Realizable Value At
                              SARs       Employees in      Price                   Assumed Annual Rates of Stock
                             Granted     Fiscal Year      ($ Per     Expiration    Price Appreciation for Option
Name                           (#)            (%)         Share)        Date                    Term
----                       ----------    ------------    --------    ----------    -----------------------------
                                                                                        5% ($)      10% ($)
                                                                                        ------      -------

Donald A. Williams           120,000         39.3          14.39      7/26/12         1,085,975     2,752,074
Michael J. Janosco, Jr.       72,000         23.6          14.39      7/26/12           651,585     1,651,245
Victor J. Carra               72,000         23.6          14.39      7/26/12           651,585     1,651,245
James C. Hagan                12,000          3.9          14.39      7/26/12           108,598       275,207
Rebecca C. Kozaczka            9,000          3.0          14.39      7/26/12            81,448       206,406

--------------------
<F1>  All options were granted on July 26, 2002 and vest at the rate of 20%
      per year with the first installment vesting beginning on July 26, 2003, with accelerated vesting in the case of death or disability, or if, shareholders approve Proposal 2 (see "Proposal 2 -- Ratify
      Article IX of the Westfield Financial, Inc. 2002 Stock Option Plan), retirement of the option holder or change in control of Westfield Financial, Inc. while in the service of Westfield Financial, Inc. or Westfield Bank.

      The following table provides the value for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on December 31, 2002, the last trading day of Westfield Financial's 2002 fiscal year, which was $15.50 per share. The first installment of options will become exercisable on July 26, 2003.


                                 2002 Fiscal Year End Option/SAR Values
---------------------------------------------------------------------------------------------------------
                                                      Number of Securities
                            Shares      Value        Underlying Unexercised      Value of Unexercised In-
                           Acquired    Realized      Options/SAR at Fiscal        the-Money Options/SARs
                              on          on                Year-end                at Fiscal Year-end
                           Exercise    Exercise               (#)                          ($)
         Name                (#)         ($)       Exercisable/Unexercisable    Exercisable/Unexercisable
         ----              --------    --------    -------------------------    -------------------------

Donald A. Williams            -           -                0/120,000                    0/133,200
Michael J. Janosco, Jr.       -           -                 0/72,000                     0/79,920
Victor J. Carra               -           -                 0/72,000                     0/79,920
James C. Hagan                -           -                 0/12,000                     0/13,320
Rebecca C. Kozaczka           -           -                  0/9,000                      0/9,990

--------------------
<F1>  Based on the following information with respect to options:  the closing price per share of common stock on December 31, 2002 was $15.50 per share and all options have an exercise price of $14.39 per share, which equals a spread of $1.11 per share.

      2002 Recognition and Retention Plan. The Westfield Financial, Inc. 2002 Recognition and Retention Plan was adopted by our Board of Directors and approved by our shareholders. Article X of the Recognition and Retention Plan which allows for acceleration of vesting upon retirement of the option holder or a change in control of Westfield Financial, Inc., terms that are defined in the plans, is subject to the approval of our shareholders at this Annual Meeting. For information on this proposal, please see "Proposal 3".

      Aggregated Equity Compensation Disclosure. The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2002.


                                                                             Number of securities
                          Number of securities                             remaining available for
                              to be issued          Weighted-average        future issuance under
                            upon exercise of       exercise price of      equity compensation plans
                          outstanding options,    outstanding options,      (excluding securities
     Plan category        warrants and rights     warrants and rights     reflected in column (a))
     -------------        --------------------    --------------------    -------------------------
                                  (a)                     (b)                        (c)

Equity compensation
 plans approved by
 security holders                448,000                 $14.39                   248,164

Equity compensation
 plans not approved by
 security holders                      -                      -                         -
                                 -------                 ------                   -------
    Total                        448,000                 $14.39                   248,164(1)
                                 -------                 ------                   -------

--------------------
<F1>  Reflects 49,260 shares reserved for future grant under the Westfield
      Financial, Inc. 2002 Stock Option Plan, 189,800 shares subject to current restricted stock awards under the Westfield Financial, Inc. 2002 Recognition and Retention Plan ("RRP") and 9,104 shares reserved for future awards under the RRP.

LIMITATIONS ON FEDERAL TAX DEDUCTIONS FOR EXECUTIVE OFFICER COMPENSATION

      As a private entity, Westfield Bank had been subject to federal tax rules which permitted it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Because Westfield Bank is now a subsidiary of a public company, federal tax laws may limit this deduction in future years to $1 million each tax year for each executive officer named in the summary compensation table in Westfield Financial's proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is "qualified performance-based compensation" under applicable law or to compensation that is paid in satisfaction of commitments that arose before the conversion. Westfield Financial and Westfield Bank expect that the Compensation Committee will take this deduction limitation into account with other relevant factors in establishing future compensation levels of their executive officers and in setting the terms of compensation programs. Currently, none of our executive officers receive annual compensation expected to exceed this limit. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Westfield Financial and Westfield Bank will be reduced.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

      Westfield Bank makes loans to its executive officers, employees and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2002, loans to non-employee directors and their associates totaled $2,313,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Westfield Financial's directors and executive officers, and persons who own more than 10% of Westfield Financial's common stock, to report to the Securities and Exchange Commission their initial ownership of Westfield Financial's common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the Securities and Exchange Commission and Westfield Financial is required to disclose in this proxy statement any late filings or failures to file.

      Based solely on its review of the copies of such reports furnished to Westfield Financial and written representations that no other reports were required during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to Westfield Financial's executive officers and directors during fiscal 2002 were met.

             --------------------------------------------------

                                 PROPOSAL 2

             RATIFY ARTICLE IX OF THE WESTFIELD FINANCIAL, INC.
                           2002 STOCK OPTION PLAN

             --------------------------------------------------

General Plan Information

      The shareholders of Westfield Financial approved the Westfield Financial, Inc. 2002 Stock Option Plan, and the plan became effective on July 26, 2002. The purpose of the 2002 Stock Option Plan is to enable Westfield Financial to grant certain officers, employees and outside directors a right, known as an option, to purchase shares of the common stock of Westfield Financial at a stated price during a specified period or term. If the option is not exercised during its term, it will expire. The 2002 Stock Option Plan is not an employee pension or welfare benefit plan. As a result, the 2002 Stock Option Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

      Pursuant to regulations applicable to management stock benefit plans established or implemented by a savings bank or its holding company within one year following the completion of a mutual to stock conversion, the 2002 Stock Option Plan contains certain restrictions and limitations, including among others, provisions requiring the vesting of options granted to occur no more rapidly than 20% per year beginning on the first anniversary of the date the stock option plan is approved by shareholders, with accelerated vesting only in cases of death or disability of an option holder.

      In accordance with applicable regulations, Article IX of the 2002 Stock Option Plan, which was included in the 2002 Stock Option Plan as approved by shareholders on July 26, 2002, but by its terms will become effective only if approved by the shareholders of Westfield Financial again at a meeting held after December 27, 2002, eliminates such restrictions and limitations. Article IX does not increase the number of shares reserved for issuance under the 2002 Stock Option Plan, decrease the price per share at which options were granted under the 2002 Stock Option Plan or alter the classes of individuals eligible to participate in the 2002 Stock Option Plan. In the event that Article IX is not approved by the shareholders at the annual meeting, Article IX will not take effect, but the 2002 Stock Option Plan will remain in effect.

      The principal provisions of the 2002 Stock Option Plan, including the provisions set forth in Article IX, are summarized below. The full text of
Article IX of the 2000 Stock Option Plan is set forth as Appendix A to this proxy statement and the summary of Article IX provided below is qualified in its entirety by such reference.

Purpose of the 2002 Stock Option Plan

      The 2002 Stock Option Plan is a long-term incentive compensation plan. Its purpose is to promote the growth and profitability of Westfield Financial by providing its key officers, employees and directors with an "equity stake" in Westfield Financial that will encourage them to achieve corporate goals and increase the value of Westfield Financial and its subsidiaries. The 2002 Stock Option Plan will also assist Westfield Financial in attracting and retaining officers, employees and directors of outstanding caliber and experience through future grants to be made from the 2002 Stock Option Plan's share reserve.

Description of the 2002 Stock Option Plan

      Administration. A committee of outside directors administers this plan. Its members are the members of the compensation committee of our Board of Directors who are "disinterested directors" under the federal tax and securities laws. In general, disinterested directors are directors who
(1) are not, and never were, executive officers or employees of Westfield Financial or Westfield Bank; and (2) do not receive material compensation from Westfield Financial or Westfield Bank except for service as a director. The administrative committee must have at least two members and has broad discretionary powers.

      Stock Subject to the 2002 Stock Option Plan. Westfield Financial has reserved 497,260 shares of common stock of Westfield Financial for issuance upon the exercise of options under the plan. Such shares may be authorized and unissued shares or shares previously issued that Westfield Financial has reacquired. Any shares subject to grants under the option plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full, shall be available for new option grants. As of December 31, 2002, the aggregate fair market value of the shares reserved for issuance under the plan was $7,707,530 based on the latest closing sales price per share of Westfield Financial's common stock of $15.50 on the American Stock Exchange on December 31, 2002.

      Eligibility. An administrative committee of Westfield Financial selects the people who receive stock option grants. Any employee of Westfield Financial, Westfield Bank or any affiliate approved by the Board of Directors may be selected to receive options. As of December 31, 2002, 11 employees have been selected by the committee as eligible to receive option grants, and 10 directors of Westfield Financial, Westfield Bank or any affiliate approved by the Board of Directors who are not also employees or officers were selected by the committee to receive option grants.

      Terms and Conditions of Options Granted to Officers and Employees. The administrative committee sets the terms and conditions of the stock options that it grants. In setting terms and conditions, it must observe the following restrictions:

      * It may not grant options to purchase more than 124,315 shares to any one employee. In addition, it may not grant options to purchase more than 24,863 shares to any one non-employee director or options to purchase more than 149,178 shares of our common stock to all outside directors in the aggregate.
      * It may not grant a stock option with a purchase price that is less than the fair market value of a share of our common stock on the date it grants the stock option.
      * It may not grant a stock option with a term that is longer than ten years.
      * Unless we obtain stockholder approval for Article IX, it may only grant options that accelerate vesting in cases of death or disability.

      The committee may grant incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special federal income tax treatment. Incentive stock options are subject to certain additional restrictions under the Internal Revenue Code and the plan.

      Upon the exercise of an option, the exercise price of the option must be paid in full. Payment may be made in cash, common stock of Westfield Financial already owned by the option holder, shares to be acquired by the option holder upon exercise of the option, or in such other consideration as the administrative committee authorizes. Options may be transferred prior to exercise only to certain family members, certain non-profit organizations, and on the death of the option holder.

      Mergers and Reorganizations; Adjustments for Stock Dividends. The number of shares available under the plan, the maximum limits on option grants to individual officers and directors and to non-employee directors in the aggregate, and the number of shares subject to outstanding options will be adjusted to reflect any merger, consolidation or business reorganization in which Westfield Financial is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. If a merger, consolidation or other business reorganization occurs and Westfield Financial is not the surviving entity, outstanding options may be canceled upon written notice to the option holder so long as the option holder receives payment determined by Westfield Financial's Board of Directors to be of a value equivalent to the value of the canceled options.

      Termination or Amendment of the 2002 Stock Option Plan. The 2002 Stock Option Plan is in effect for a ten-year period that began July 26, 2002, the date of shareholder approval, and will end on the tenth anniversary of this date. The Board of Directors may suspend or terminate the plan before then. It may also amend this plan at any time and in any respect. Any amendment that would change the class of eligible employees, increase the number of stock options that may be granted to any person or in total, or reduce the minimum option price must first be approved by our shareholders.

Purpose of Article IX of the 2002 Stock Option Plan

      Currently, the 2000 Stock Option Plan requires that options granted prior to December 28, 2002 become exercisable no more rapidly than 20% per year beginning on the first anniversary date of shareholder approval, with accelerated vesting only upon death or disability of the option holder. Adoption of Article IX would permit accelerated vesting upon a change in control of Westfield Financial or the retirement of the option holder, as such terms are defined in the 2002 Stock Option Plan. Pursuant to Article IX, all options that are outstanding as of the date of a change in control of Westfield Financial, and as of the date of an option holder's retirement may automatically become fully vested and exercisable.

      The provisions of Article IX will not be applicable, and will be of no force or effect, unless and until the shareholders of Westfield Financial have approved such provisions by an affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held after December 27, 2002.

Federal Income Tax Consequences

      The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Westfield Financial and recipients of stock option grants under the plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. State and local tax consequences may also be significant. The plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

      Federal Tax Consequences for Option Recipients. Incentive stock options will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not result in income that may increase taxable income, but will create an item of adjustment that may affect liability for alternative minimum tax. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

      Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising non-qualified stock option, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option. A cash payment under the plan's change of control provisions is taxed as if it were the exercise of a non-qualified stock option followed immediately by a resale of the stock acquired by exercising the option.

      Federal Tax Consequences for Westfield Financial. When a non-qualified stock option is exercised, Westfield Financial may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised. A cash payment under the plan's change of control provisions is deductible as if it were the exercise of a non-qualified stock option. The Internal Revenue Code places an annual limit of $1.0 million each on the tax deduction which we may claim in any fiscal year for the compensation of our Chief Executive Officer and for the compensation of our four next most highly compensated executive officers whose salary and bonus for the fiscal year in question equals or exceeds $100,000. There is an exception to this limit for so-called "qualified performance-based compensation." We have designed this plan with the intention that the stock options that we grant will constitute qualified performance-based compensation. As a result, we do not believe that this limit will impair our ability to claim federal income tax deductions that are otherwise available when an option holder exercises a non-qualified stock option.

===========================================================================
The Board of Directors unanimously recommends a vote "For" the approval of
Article IX of the Westfield Financial, Inc.  2002 Stock Option Plan.
===========================================================================

             --------------------------------------------------

                                 PROPOSAL 3

              RATIFY ARTICLE X OF THE WESTFIELD FINANCIAL, INC.
                     2002 RECOGNITION AND RETENTION PLAN

             --------------------------------------------------

General Plan Information

      The shareholders of Westfield Financial approved the 2002 Recognition and Retention Plan, and the plan became effective on July 26, 2002. The 2002 Recognition and Retention Plan allows Westfield Financial to grant restricted stock awards to certain officers, employees and outside directors. A "restricted stock award" constitutes a right to receive a certain number of shares of common stock upon the award holder's satisfaction of certain requirements. As a general rule, if the award holder fails to fulfill the requirements contained in the restricted stock award, the award will not vest. Instead, the award will be forfeited and canceled. The 2002 Recognition and Retention Plan, like the 2002 Stock Option Plan, is not subject to Employee Retirement Income Security Act of 1974, as amended, and is not a tax-qualified plan under the Internal Revenue Code.

      Pursuant to regulations applicable to stock plans established or implemented within one year following the completion of a mutual to stock form of organization, the 2002 Recognition and Retention Plan contains certain restrictions and limitations, including among others, provisions requiring the vesting of awards granted to occur no more rapidly 20% per year beginning on the first anniversary of the date the 2002 Recognition and Retention Plan was approved by shareholders, with accelerated vesting only in the case of death or disability of an award holder.

      In accordance with applicable regulations, Article X of the 2002 Recognition and Recognition Plan, which was included in the 2002 Recognition and Retention Plan as approved by the shareholders on July 26, 2002, but by its terms will become effective only if approved by the shareholders of Westfield Financial again at a meeting held after December 27, 2002, eliminates such restrictions and limitations. Article X does not increase the number of shares reserved for issuance under 2002 Recognition and Retention Plan, decrease the price per share at which the Awards were granted under the 2002 Recognition and Retention Plan or alter the classes of individuals eligible to participate in the 2002 Recognition and Retention Plan. In the event that Article X is not approved by the shareholders at the annual meeting, Article X will not take effect, but 2002 Recognition and Retention Plan will remain in effect.

      The principal provisions of Article X are summarized below. The full text of Article X is set forth in Appendix B to this proxy statement, to which reference is made, and the summary of Article X provided below is qualified in its entirety by such reference.

Purpose of the 2002 Recognition and Retention Plan

      The 2002 Recognition and Retention Plan is also a long-term incentive compensation plan. Its purpose is to promote the growth and profitability of Westfield Financial by providing key personnel and directors with an incentive to achieve corporate objectives. Awards granted under the 2002 Recognition and Retention Plan are also used to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in Westfield Financial. The 2002 Recognition and Retention Plan will also assist Westfield Financial in attracting and retaining top-notch officers, employees and directors through future awards to be made from the 2002 Recognition and Retention Plan's share reserve.

Description of the 2002 Recognition and Retention Plan

      Administration. A committee of outside directors administers this plan. This committee consists of members of the compensation committee of our Board of Directors who are "disinterested directors" under the federal tax and securities laws. In general, disinterested directors are directors who (1) are not, and never were, officers or employees of Westfield Financial or Westfield Bank; and (2) do not receive material compensation from Westfield Financial or Westfield Bank except for service as a director. The administrative committee must have at least two members and has broad discretionary powers.

      Stock Subject to the 2002 Recognition and Retention Plan. Westfield Financial will establish a fund and will contribute certain amounts of money or property to be determined by the Board of Directors of Westfield Financial, in its discretion. No contributions by participants will be permitted. The funding agent will invest the assets of the fund primarily in the shares of our common stock that will be used to make restricted stock awards. It is currently anticipated that the fund will purchase common stock on the open market or in private transactions. The fund will not purchase previously authorized but unissued shares from Westfield Financial. The fund is not authorized to purchase more than 198,904 shares of common stock of Westfield Financial and cannot purchase more than this number. As of December 31, 2002, the aggregate fair market value of the shares to be purchased under this plan was $3,083,012 based on the latest closing sales price per share of Westfield Financial's common stock of $15.50 on the American Stock Exchange on December 31, 2002.

      Eligibility. An administrative committee of Westfield Financial selects the people who receive restricted stock awards under the plan. Any employee of Westfield Financial, Westfield Bank or any affiliate approved by the Board of Directors may be selected to receive stock awards. As of December 31, 2002, 7 employees have been selected by the committee to receive stock awards, and 10 directors of Westfield Financial, Westfield Bank or any affiliate approved by the Board of Directors who are not also employees or officers have been selected by the committee to receive stock awards.

      Terms and Conditions of Awards. The administrative committee may, in its discretion, grant awards of restricted stock to eligible individuals, up to a maximum of 198,904 shares. The administrative committee will determine at the time of the grant the number of shares of common stock subject to an award, the vesting schedule applicable to the award and may, in its discretion, establish other terms and conditions applicable to the award. In setting terms and conditions, it must observe the following restrictions:

      * It may not grant restricted stock awards for more than 49,726 shares of our common stock to any one officer or employee, more than 9,945 shares of our common stock to any one non-employee director, or more than 59,671 shares to all non-employee directors in the aggregate.
      * Unless we obtain stockholder approval for Article X, it may only grant restricted stock awards that accelerate vesting in cases of death or disability.
      * It may not grant restricted stock awards with an effective date that is before the date that we receive shareholder approval for the plan.

      As a general rule, shares of our common stock that are subject to a restricted stock award are held in a fund for the benefit of the award recipient until vested and, when vested, are transferred from the fund to the award recipient. While the shares are held in the fund, the award recipient receives dividends and exercises voting rights. In the alternative, the administrative committee may authorize the immediate distribution of the restricted shares to the award recipient in the form of a stock certificate bearing a legend containing the applicable vesting restrictions.

      Mergers and Reorganizations. The number of shares available under the plan, the maximum limits on restricted stock awards to individual officers and directors and to non-employee directors in the aggregate, and any outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization in which Westfield Financial is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. If a merger, consolidation or other business reorganization occurs and Westfield Financial is not the surviving entity, the funding agent will hold any money, stock, securities or other property received in the fund, and adjust any award by allocating such money, stock, securities or other property to the individual eligible for the award.

      Termination or Amendment of the 2002 Recognition and Retention Plan. The Board of Directors of Westfield Financial has the authority to suspend or terminate the plan in whole or in part at any time by giving written notice to the administrative committee, but the plan may not be terminated while there are outstanding awards that may vest in the future. Upon the termination of the plan, the funding agent will make distributions from the fund as directed by the administrative committee and will return any remaining assets of the fund to Westfield Financial.

Purpose of Article X of the 2002 Recognition and Retention Plan

      Currently, the shares covered by an award will become vested in accordance with the terms of the award and, as soon as practicable following such vesting, the trustee will transfer the shares to the recipient. Currently, the 2002 Recognition and Retention Plan requires that awards granted prior to December 28, 2002 will vest no more rapidly than 20% per year beginning on the first anniversary date of shareholder approval of the plan with accelerated vesting only upon death or disability. Adoption by shareholders of Article X would permit accelerated vesting upon a change in control of Westfield Financial or the retirement of an award holder, as such terms are defined in the 2002 Recognition and Retention Plan.

      The provisions of Article X will not be applicable, and will be of no force or effect, unless and until the shareholders of Westfield Financial have approved such provisions by an affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held after December 27, 2002 approve the proposal.

Federal Income Tax Consequences

      The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Westfield Financial and recipients of awards that may be granted under the plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

      The stock awards under the plan do not result in federal income tax consequences to either Westfield Financial or the award recipient. As a general rule, once the award is vested and the shares subject to the award are distributed, the award recipient will generally be required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. Westfield Financial will generally be allowed to claim a deduction, for compensation expense, in a like amount. If dividends are paid on unvested shares held under the plan, such dividend amounts will also be included in the ordinary income of the recipient. Westfield Financial will be allowed to claim a deduction for compensation expense for this amount as well.

      Section 162(m) of the Internal Revenue Code limits Westfield Financial's deductions for compensation in excess of $1.0 million per year for the Chief Executive Officer and the four other most highly paid executives named in its proxy statement. Compensation amounts resulting from restricted stock awards will be subject to this deduction limitation if this amount of the restricted stock awards plus other compensation of the executive that is subject to the limit exceeds $1.0 million. We expect that the Administrative Committee will take these deduction limits into account in setting the size and the terms and conditions of restricted stock awards. However, the Administrative Committee may decide to grant restricted stock awards all or a portion of which will exceed the deduction limit.

      The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards that may be granted under the plan. State and local tax consequences may also be significant.

===========================================================================
The Board of Directors unanimously recommends a vote "For" the approval of
Article X of the Westfield Financial, Inc. 2002 Recognition and Retention
Plan.
===========================================================================

                           INDEPENDENT ACCOUNTANTS

      Deloitte & Touche LLP served as independent public accountants for the purpose of auditing Westfield Financial's consolidated financial statements for the year ended December 31, 2002 and will continue to serve as Westfield Financial's independent accountants for the year ended December 31, 2003. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting to answer questions concerning the financial statements presented and will be permitted to make a statement at the meeting.

                           ADDITIONAL INFORMATION

Information About Shareholder Proposals

      If you wish to submit proposals to be included in our proxy statement for the 2004 annual meeting of Westfield Financial shareholders, we must receive them on or before December 31, 2003, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require Westfield Financial to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. [SECTION]240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

      In addition, under Westfield Financial's Bylaws, if you wish to nominate a director or bring other business before an annual meeting (which is not included in the proxy statement for the 2004 Annual Meeting), the following criteria must be met: (i) you must be a shareholder of record;
(ii) you must have given timely notice in writing to the Clerk of Westfield Financial; and (iii) your notice must contain specific information required in our Bylaws. To be considered timely for inclusion in our 2004 Annual Meeting, we must receive your advance written notice of business or nominations to the Board of Directors no later than 120 days preceding the anniversary date of this year's annual meeting. For example, if we hold this year's annual meeting on May 30, 2003, we should receive your advance notice of business or nomination no later than January 30, 2003.

                                       By Order of the Board of Directors,

                                       /s/ Philip R. Smith

                                       Philip R. Smith
                                       Clerk

Westfield, Massachusetts
April 25, 2003

===========================================================================
To assure that your shares are represented at the annual meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.
===========================================================================

                                                                 Appendix A
                                                                 ----------

                 ARTICLE IX OF THE WESTFIELD FINANCIAL, INC.
                           2002 STOCK OPTION PLAN

                                 ARTICLE IX
                                 ----------

        ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL
        -------------------------------------------------------------

      Section 9.1   Accelerated Vesting Upon Retirement or Change in Control.
                    --------------------------------------------------------

      Notwithstanding anything in the Plan to the contrary, but subject to section 9.2: (a) in the event that any Eligible Employee terminates service as an Employee of all Employers, or in the event that an Eligible Director terminates service as a voting member of all Employers' boards of directors, and such termination constitutes a Retirement, all Options outstanding to such holder on the date of his Retirement shall, to the extent not already exercisable, become exercisable upon Retirement; and (b) in the event of a Change in Control, all Options outstanding under the Plan on the date of the Change in Control shall, to the extent not already exercisable, become exercisable on the date of the Change in Control.

      Section 9.2   No Effect Prior to Shareholder Approval.
                    ---------------------------------------

      Notwithstanding anything contained in this Article IX to the contrary, the provisions of this Article IX shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares (excluding those Shares held by Westfield Mutual Holding Company) represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held after December 27, 2002.

                                                                 Appendix B
                                                                 ----------

                 ARTICLE X OF THE WESTFIELD FINANCIAL, INC.
                     2002 RECOGNITION AND RETENTION PLAN

                                  ARTICLE X
                                  ---------

        ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL
        -------------------------------------------------------------

      Section 10.1  Accelerated Vesting Upon Retirement or Change in Control.
                    --------------------------------------------------------

      Notwithstanding anything in the Plan to the contrary, but subject to section 10.2, unless otherwise determined by the Committee and specified in the Award Notice relating to an Award: (a) in the event that any Eligible Employee terminates service as an Employee of all Employers, or in the event that an Eligible Director terminates service as a voting member of all Employers' boards of directors, and such termination constitutes a Retirement, all Awards outstanding to such holder on the date of his Retirement shall, to the extent not already vested, become vested upon Retirement; and (b) in the event of a Change of Control, all Awards outstanding under the Plan on the date of the Change of Control shall, to the extent not already vested, become vested on the date of the Change of Control.

      Section 10.2  No Effect Prior to Stockholder Approval.
                    ---------------------------------------

      Notwithstanding anything contained in this Article X to the contrary, the provisions of this Article X shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares (excluding those Shares held by Westfield Mutual Holding Company) represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held on or after December 27, 2002.

Westfield Financial, Inc.                                   REVOCABLE PROXY

       This Proxy is solicited on behalf of the Board of Directors of
                          Westfield Financial, Inc.
     for the Annual Meeting of Stockholders to be held on May 30, 2003.

The undersigned stockholder of Westfield Financial, Inc. hereby appoints Victor J. Carra and Thomas J. Howard, each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Westfield Financial, Inc. held of record by the undersigned on April 9, 2003, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Time, on May 30, 2003, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement, dated April 25, 2003 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposals listed in Items 2 and 3.

          PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
              AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors unanimously recommends a vote "FOR" all of the nominees named in Item 1 and a vote "FOR" each of the proposals in Items 2 and 3.

I Will Attend Annual Meeting.        [ ]

Please Mark Your Choice Like This
in Blue or Black Ink.                [X]

1.    Election of three directors for terms of three years each.  Nominees:
      David C. Colton, Mary C. O'Neil and Donald A. Williams.

          For          Against          Abstain
          [ ]            [ ]              [ ]

      Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided:

      ---------------------------------------------------------

2. Ratification of Article IX of the Westfield Financial, Inc. 2002 Stock Option Plan, allowing, among other things, for the acceleration of vesting upon retirement or change in control.

          For          Against          Abstain
          [ ]            [ ]              [ ]

3. Ratification of Article X of the Westfield Financial, Inc. 2002 Recognition and Retention Plan, allowing, among other things, for the acceleration of vesting upon retirement or change in control.

          For          Against          Abstain
          [ ]            [ ]              [ ]

                                            The undersigned hereby acknowledges
                                            receipt of the Notice of Annual
                                            Meeting of Stockholders and the
                                            Proxy Statement for the Annual
                                            Meeting dated April 25, 2003.


                                            ___________________________________

                                            ___________________________________
                                            Signature(s)

                                            Dated: ______________________, 2003
Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.